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                                                                    EXHIBIT 99.1


CONTACT:

James R. Hirschy                                  Kenneth W. Schneider
First Pacific Networks, Inc.                      Howard J. Eng
(408) 943-7600                                    (408) 943-7643


FOR IMMEDIATE RELEASE

SAN JOSE, CA -- JANUARY 16, 1998 -- First Pacific Networks, Inc. ( SYMBOL - FPNXQE) ("FPN") today announced that it has entered into a Loan and Security Agreement ( the "Agreement" ) with Asset Recovery Group, LLC, a Colorado limited liability company ("ARG") to provide the Company with $600,000 of bridge financing to fund limited operations while the Company and lenders seek potential additional financing to develope, fund and confirm a Plan of Reorganization. The Agreement is subject to approval of the U.S. Bankruptcy Court (the "Court"). The Court has approved an interim $158,000 borrowing under the Agreement with final approval of the full loan amount being sought at a hearing on January 21, 1998.The funding is also subject to ARG's ability to raise from its investors the full $600,000 financing. The Company will pay a 10% finders fee in connection with the transaction.

Amounts borrowed under the Agreement will bear interest at a rate of 10% per annum and will have a super priority status and will be secured by a pledge of the Company's assets once the Company has borrowed the entire $600,000. Amounts borrowed under the Agreement become due upon the earlier of confirmation of a Plan of Reorganization or June 30, 1998.

As previously announced, the Company filed a voluntary petition for bankruptcy protection and reorganization under Chapter 11 of the U.S. Bankruptcy Code on February 10, 1997. The Company stated that the action was taken in an effort to return the Company to financial stability. The Company is continuing to seek long-term financing and the Board has directed management to evaluate all serious proposals with regard to the sale, acquisition or merger of the Company, as well as the sale or licensing of the Company's proprietary technologies.

First Pacific Networks, Inc. develops and markets products for telephone, data and energy management communications over hybrid fiber/coaxial networks, both domestically and internationally.

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